EXHIBIT 99

                             FOR IMMEDIATE RELEASE


OREGON TRAIL FINANCIAL CORP. REJECTS STILWELL REQUEST

Baker City, OR, Feb 14, 2001 / Stephen R. Whittemore, Chairman of the Board of Directors of Oregon Trail Financial Corp.(Nasdaq:OTFC) announced today that the Board of Directors had rejected Joseph Stilwell's request that he be allowed to name two persons to the Board of Directors. Mr. Whittemore stated, "Although the Board seeks input and suggestions from our shareholders, we believe directors should represent all shareholders and not be obligated to just one shareholder, particularly when Mr. Stilwell's stated objective is to force the Company to sell. This past summer we hired a new management team who have since implemented a number of strategic initiatives to improve the Company's performance. We believe that shareholder values can be better enhanced by completing the implementation of these initiatives. We are confident that earnings per share will improve over the next fiscal year."

Joseph Stilwell has filed an Amended Schedule 13D advising of the ownership of 284,000 shares (8.5%) with the stated purpose of influencing management of the Company to pursue specific steps he believes would enhance shareholder value including the sale of the Company. He recently filed a separate Amended
Schedule 13D reporting that he had requested the Company to increase its board from 6 to 8 and appoint two persons selected by him. One of those identified was his attorney from New York, New York. The other's identity was not disclosed but was described as a lawyer living in or adjacent to the Company's market area.

This press release includes forward-looking statements, which the Company believes are a benefit to shareholders. Within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the Company's filings with the SEC. Specific risks in this press release include but are not limited to, interest rate trends, the general economic climate in the Company's market area and the country as a whole, the success in opening new branches, marketing new products, and implementing its cost reduction and revenue enhancement strategies, deposit flows, demand for mortgages and other loans, real estate values, competition, loan delinquency rates, changes in accounting principles, practices, policies, or guidelines, and changes in federal and state regulations. These factors should be considered in evaluating the forward-looking statements.

CONTACT: Berniel L. Maughan,  President and CEO, Oregon Trail Financial Corp.,
(541) 523-6327.